Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove Chief Financial Officer -or- Lori Novickis Director, Corporate Relations CBIZ, Inc. Cleveland, Ohio (216) 447-9000

CBIZ CLOSES THE SALE OF $130 MILLION CONVERTIBLE SENIOR SUBORDINATED NOTES

CBIZ RETIRES $60 MILLION OF 3.125% NOTES WITH A PORTION OF THE NET PROCEEDS

CBIZ REPURCHASES 4.6 MILLION SHARES WITH A PORTION OF THE NET PROCEEDS

Cleveland, Ohio (September 27, 2010)—CBIZ, Inc. (NYSE: CBZ) (the “Company”) today announced the completion of its offering of $130 million of 4.875% Convertible Senior Subordinated Notes due 2015, including the exercise, in full, of the $15 million over-allotment option granted to the initial purchasers. The Notes were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act, as amended.

Concurrent with the closing of the Notes, a portion of the proceeds was used to retire $60 million of the existing 3.125% Notes that are callable in June 2011. In connection with retiring these Notes, the Company expects to record a non-cash loss that will impact earnings per share approximately $0.02 in the third quarter of 2010.

A portion of the net proceeds from the sale of the Notes were used by the Company to repurchase approximately 4.6 million shares of its common stock at a cost of approximately $25.1 million. Combined with the impact of the repurchase of 7.7 million shares from Westbury Bermuda Ltd that was announced on September 15, 2010, the fully diluted share count is expected to be approximately 58.4 million shares at year end 2010, and approximately 50.0 million shares at year end 2011. The accretive impact of these two transactions combined is expected to be approximately $0.05 per share in 2011.

The remaining balance of the proceeds from the sale of the Notes, which is approximately $41 million, was used to repay amounts currently outstanding under the Company’s $275 million senior unsecured credit facility. Considering the impact of this repayment, at September 27, 2010, the amount outstanding on the senior unsecured credit facility was approximately $122 million.

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

“We are happy to complete this financing that provides funding to refinance our 3.125% Notes and provides CBIZ with the flexibility to fund future acquisitions to complement our organic growth,” stated Steven L. Gerard, CBIZ Chairman and CEO. “Excluding the $0.02 per share non-cash charge associated with retiring a portion of the 3.125% Notes early, we continue to expect that earnings per share for 2010 will be within a close range of the $0.52 recorded for 2009. Combined with the share purchase transaction with Westbury, which we announced earlier this month, these transactions are expected to be accretive to shareholders in 2011 and will strategically position CBIZ to further enhance shareholder value over time,” concluded Gerard.

The new Notes bear interest at an annual rate of 4.875% and interest is payable semiannually beginning April 1, 2011. The Notes mature on October 1, 2015 and contain a net share settlement feature that allows the Company upon conversion, to settle the principal amount of the Notes in cash, and the additional conversion value, if any, in cash or shares of the Company’s common stock, at the Company’s election.

The additional conversion value, if any, is based on the excess of the Company’s share price upon conversion, over the initial conversion price of approximately $7.41 per share. The initial conversion price represents a 35.0% premium to the $5.49 per share closing price of the Company’s common stock on the New York Stock Exchange on September 21, 2010. The Notes will rank junior in right of payment to all of the Company’s existing and future senior indebtedness and pari passu with the Company’s outstanding 3.125% Notes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities, and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

CBIZ, Inc. provides professional business services that help clients better manage their finances and employees. CBIZ provides its clients with financial services including accounting and tax, internal audit, merger and acquisition advisory and valuation services. Employee services include group benefits, property and casualty insurance, retirement plan consulting, payroll, HR consulting, and wealth management. CBIZ also provides outsourced technology staffing and support services, healthcare consulting, and medical practice management. As one of the largest benefits specialists and one of the largest accounting, valuation, and medical practice management companies in the United States, the Company’s services are provided through more than 150 Company offices in 36 states.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to the Company’s ability to adequately manage its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

For further information regarding CBIZ, call our Investor Relations Office at (216) 447-9000 or visit our web site at www.cbiz.com.

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007